SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549


FORM 8-K


CURRENT REPORT



Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)

June 26, 1998



E & J PROPERTIES, LTD.
a California Limited Partnership
(Exact name of registrant as specified in charter)


California
(State or other jurisdiction of incorporation)


O-9608
(Commission File Number)


94-2763152
(IRS Employer Identification Number)


2710 Gateway Oaks Drive, Suite 300 South
Sacramento, California 95833
(Address of principal executive office)


Registrant's telephone number, including area code:  (916) 925-6620








ITEM 5.  OTHER MATERIAL EVENTS


E & J Properties, Ltd, a California Limited Partnership ("Seller"), has entered into an agreement to sell approximately 56 acres of its real estate holdings in Sacramento, California to the Angelo K. Tsakopoulos and Elaine M. Tsakopoulos 1982 Irrevocable Children's Trust ("Buyer").

Under the terms of the sale agreement, Buyer has until August 25, 1998, to conduct feasibility studies of the property to be purchased. Buyer has deposited in escrow the sum of $5,000.00 (the "Initial Deposit") as a deposit against the purchase price. If, on or before August 25, 1998, Buyer determines for any reason that it does not want to consummate the purchase, it may cancel the sale and receive a full refund of the Initial Deposit. If, on or before August 25, 1998, Buyer notifies Seller that it has decided to consummate the purchase, then Buyer is obligated to (1) deposit an additional $5,000.00 (the "Additional Deposit") in escrow and (2) close escrow on or before September 24, 1998. Upon the making the Additional Deposit, the escrow holder will immediately release the Initial Deposit and the Additional Deposit to Seller. The purchase price is $227,080.00, payable in cash at close of escrow. Seller is represented in the sale by and, upon the close of escrow, will pay a commission to Brown, Stevens, Elmore and Sparre, commercial real estate brokers.

Should this sale and the sale of the approximately 1,850 acres to AKT Development Corporation be consummated, E & J Properties, Ltd.'s only remaining holdings will consist of various mineral rights reserved from prior real estate sales. E & J Properties, Ltd. intends to immediately commence efforts to dispose of such mineral rights.

Should the above-described sales close on or before the dates specified, E & J Properties, Ltd. will immediately thereafter commence efforts to wind up the affairs and business of E & J Properties, Ltd. and dissolve the partnership. While the exact date of such dissolution cannot be accurately predicted at this time, the General Partner intends to achieve the dissolution as soon as practically possible.



SIGNATURES


Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this
Report to be signed on its behalf by the undersigned, hereunder duly authorized.


Date: June 26, 1998


E & J PROPERTIES, LTD.
a California Limited Partnership


By:  /s/ Elaine McKeon

ELAINE McKEON
General Partner